Exhibit 99.1

Third Quarter 2026 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: October 28, 2026

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.23 billion at September 30, 2026, versus $1.20 billion at December 31, 2025.

Net income for the nine-month period ended September 30, 2026, was $10.0 million versus $8.3 million for the same period in 2025. For the nine months ended September 30, 2026, net income available to common shareholders was $9.6 million, or $1.31 per share, compared to $7.8 million, or $1.05 per share, for the nine months ended September 30, 2025. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

Net income for both three-month periods ended September 30, 2026 and 2025, was $2.9 million. For the three months ended September 30, 2026 and 2025, net income available to common shareholders was $2.7 million, or $0.37 per share.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.